Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Clarivate Plc of our report dated April 26, 2021, relating to the financial statements of ProQuest LLC incorporated by reference in the Current Report on Form 8-K dated June 8, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, MI

July 1, 2021